Exhibit 99.1

News Release

For Release October 17, 2012

9:00 A.M.

Contact:               Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or

Robin D. Brown, Senior Vice President & Director of Marketing

(803) 951- 2265

First Community Corporation Announces Significant Third Quarter Accomplishments and Results

Highlights

•                  Successful completion of common equity offering

•                  Exit of TARP-CPP and repurchase of all related preferred shares

•                  Completed conversion to state bank charter

•                  11.5% increase in net income available to common shareholders to $881,000 or $0.19 per share

•                  Continued payment of cash dividend

•                  Regulatory capital ratios of 10.56% (Tier 1 Leverage), 19.88% (Total Capital); along with Tangible Common Equity / Tangible Assets ratio of 8.71%

•                  Loan portfolio quality better than peers, with NPA ratio of 1.73%

Lexington, SC — October 17, 2012  Today, First Community Corporation (Nasdaq:  FCCO), the holding company for First Community Bank, announced significant third quarter accomplishments and results.

On July 27, 2012, the company announced the closing of its public offering of common stock.  This offering resulted in the issuance of a total of 1,875,000 shares of common stock at $8.00 per share, resulting in gross proceeds of $15 million, as compared to its original target of $12.5 million. The company noted that the blend of institutional and retail investors speaks to the broad reception for the offering, which was three times over subscribed.  In addition, the company was able to price the offering at-the-market as compared to a discount which is typically seen in this type of offering.  Market reaction after the pricing of the offering has been strong.  The company believes that this transaction represents the only successfully executed publicly underwritten common stock offering in more than five years for a bank in the Carolinas with $1 billion or less in total assets.

On August 29, 2012, First Community announced its exit from the TARP-CPP program.  The company repurchased $3.78 million of its preferred stock from the U.S. Treasury through a modified Dutch auction process.  This represented 3,780 shares of the original 11,350 shares of preferred stock sold by the company to the U.S. Treasury.  The remaining 7,570 shares were purchased in this same auction by third party investors unrelated to First Community.  The auction price was $982.83 per share, the highest price paid to date for a company’s shares in the Treasury’s auctions.  Subsequent to that auction, the company repurchased these remaining shares from the third party investors.  Consequently, the financial results reported for the third quarter include non-recurring expenses related to this matter in the amount of $277,945 (attorney costs, CPA costs, unaccreted discount, and U.S. Treasury underwriter costs).

On October 1, 2012, First Community Bank completed its conversion from a national bank charter to a state bank charter.

Today, the company reported net income available to common shareholders for the third quarter of 2012.  Net income available to common shareholders for the third quarter of 2012 was $881 thousand as compared to $790 thousand in the third quarter of 2011, an increase of 11.5%.  Diluted earnings per common share were $0.19 for the third quarter of 2012 as compared to $0.24 for the third quarter of 2011, a decrease of 20.8%.  It should be noted that the non-recurring costs associated with the TARP-CPP auction ($277,945) impacted third quarter EPS by $0.04 per share.

Year-to-date 2012 net income available to common shareholders was $2.27 million compared to $1.75 million during the first nine months of 2011, an increase of 29.7%.  Diluted earnings per share for the first nine months of 2012 were $0.60, an increase of 13.2% over the same period in 2011, which produced diluted earnings per share of $0.53.

Cash Dividend, Subdebt Repayment and Capital

The company announced that the Board of Directors has approved a cash dividend for the third quarter of 2012.  The company will pay a $.04 per share dividend to holders of the company’s common stock.  This dividend is payable November 14, 2012, to shareholders of record as of October 31, 2012.

Additionally, the company announced that the Board of Directors has approved the full repayment of the 8.75% subordinated notes issued on December 16, 2011 in the amount of $2.5 million.  The repayment date is November 15, 2012 and will include accrued interest.  Mike Crapps, President and CEO of First Community commented, “This funding was effective in providing short term liquidity to our holding company.  The combination of the previously noted events positions us to now repay these notes, with the benefit to our shareholders being reduced funding costs.”

During the third quarter of 2012, all of the company’s regulatory capital ratios increased.  Each of these ratios (Leverage, Tier I Risk Based, and Total Risk Based) exceeds the well capitalized minimum level currently required by regulatory statute.  At September 30, 2012, the company’s regulatory capital ratios (Leverage, Tier I Risk Based, and Total Risk Based) were 10.56%, 17.94% and 19.88%, respectively.  This compares to the same ratios as of September 30, 2011, of 9.10%, 14.82% and 16.07%, respectively.  The regulatory capital ratios for the company’s wholly owned subsidiary, First Community Bank, were 10.08%, 17.13% and 18.39%, respectively, as of September 30, 2012, compared to 8.90%, 14.52% and 15.70%, respectively, as of September 30, 2011.  The improvement in the capital ratios is a result of the company’s continued earnings and its success in executing its previously announced strategy of controlling the overall size of its balance sheet, and the residual capital retained following the events noted above.

Further, the company’s ratio of tangible common equity to tangible assets showed growth increasing to 8.71% as of September 30, 2012, as compared to 5.74% as of September 30, 2011.  Tangible book value is $10.10 per share as of September 30, 2012, as compared to $10.53 as of September 30, 2011.  Both of these calculations also reflect the impact of the recent events.

Asset Quality

Loan Portfolio

Non-performing assets increased by $944,000 to $10.5 million (1.73% of total assets) at the end of the quarter, as compared to $9.5 million (1.60% of total assets) as of June 30, 2012.  This increase can be attributed to the net effect of the inflow of three new non-accrual loans in the approximate amount of $1,590,000, the movement of another three loans from non-accrual to Other Real Estate Owned (“OREO”) status in the amount of $1,075,000, the sales of OREO properties in the amount of approximately $375,000, and other smaller miscellaneous items.  This ratio compares favorably with the bank’s peer group non-performing assets ratio which the company believes to be in excess of 4.00% (based on information obtained from SNL Financial, LC).

Troubled debt restructurings that are still accruing interest remained relatively unchanged during the quarter at $4.1 million.  Loans past due 30-89 days increased from $2.4 million (0.74% of loans) to $3.4 million (1.05% of loans) on a linked quarter basis.  Net loan charge-offs for the quarter were $161 thousand (0.20% annualized ratio) as compared to the same period in the prior year total of $368 thousand (0.44% annualized ratio).  The company believes that this compares very favorably to its peer group average.  Classified loans increased by

$548,000 in the quarter to $17.2 million.  The ratio of classified loans plus OREO now stands at 34.8% of total regulatory risk-based capital as of September 30, 2012.

Mr. Crapps commented, “Our credit quality continues to be a strength of this organization.  Charge-offs remain at industry wide leading ratios and while non-performing assets and classified loans did increase, we believe that our overall portfolio quality is strong and stable and continues to outperform our peers.”

Balance Sheet

The company continued to move forward with its previously announced strategy of controlling the overall size of its balance sheet while improving the mix of both assets and liabilities.  As seen below, the company reported continued success in growing pure deposits (deposits other than certificates of deposit), while reducing the balances of certificates of deposit and Federal Home Loan Bank advances, thereby achieving an even lower cost of funding.

(Numbers in millions)

	12/31/10	12/31/11	9/30/12	$ Variance	% Variance
Total Pure Deposits	$259.8	$286.8	$312.9	$26.1	9.1%
CDs <$100K	$122.3	$107.4	$97.0	$(10.4)	(9.7)%
CDs>$100K	73.2	70.4	64.6	(5.8)	(8.2)%
Brokered CDs	0.0	0.0	0.0	0.0	0.0%
Total CDs	$195.5	$177.8	$161.6	$(16.2)	(9.1)%
Total Deposits	$455.3	$464.6	$474.5	$9.9	2.1%
Customer Cash Management	12.7	13.6	15.7	2.1	15.4%
FHLB Advances	68.1	43.9	38.5	(5.4)	(12.3)%
Total Funding	$536.1	$522.1	$528.7	$6.6	1.3%

Mr. Crapps commented, “Our success in serving our target market of local businesses and professionals is evidenced by the tremendous momentum we have built in the growth of pure deposits.  This success has enabled us to continue to reduce our cost of funds and control our balance sheet size by reducing certificates of deposit and Federal Home Loan Bank advances.  Certificates of deposit now represent only 34.1% of the total deposits.  As a result of this success, the cost of funds, including non-interest bearing demand deposits, has declined to 0.96% from 1.27% in the third quarter of 2011.”  Mr. Crapps continued, “While we have achieved much success on the liability side of our balance sheet, we are frustrated by continuing weak demand in our efforts to grow our loan portfolio.  Nevertheless, our team will continue, with renewed effort, to identify, underwrite, and appropriately price sound loan opportunities.”

Net Interest Income/Net Interest Margin

Net interest income was $4.3 million for the third quarter of 2012, which represents a decrease as compared to $4.6 million in the third quarter of 2011.  The net interest margin, on a tax equivalent basis, was 3.12% for the third quarter of 2012, which represents a decrease from 3.37% during the same period in 2011 and 3.30% on a linked quarter basis.  These decreases are driven primarily by declining yields in the investment portfolio and the loan portfolio which are only partially offset by declining funding costs.  It should be noted that during the quarter, the company had excess liquidity from the equity offering and its use to repurchase the preferred shares.  The company estimates the impact of this excess liquidity to have been approximately 6 basis points on its net-interest margin.

Non-Interest Income

Non-interest income increased significantly by 42.3% to $2,402,000 as compared to $1,688,000 in the third quarter of 2011.  This increase was led by the success in mortgage origination revenue increasing from $698,000 to $1,393,000 this quarter.  Mr. Crapps commented, “The acquisition of Palmetto South Mortgage Corporation in July of 2011 continues to be beneficial and, in combination with the legacy mortgage unit, is a real story of success.  It is also noteworthy that in this quarter, core non-interest income (non-interest income derived from customer activities) represented 36.5% of total revenues.  We believe that this diversification demonstrates a real strength of our model, in that, in a quarter of decreasing net-interest income and margin compression, we were still able to increase overall revenues.”

Non-Interest Expense

Non-interest expense decreased by $85 thousand (1.7%) to $4.8 million for the second quarter.  Mr. Crapps noted, “As previously disclosed, we estimated the annual cost of the previous regulatory agreements to be approximately $450,000 on an annualized basis.  This is the first step toward realizing that expense savings.”

Summary

Mr. Crapps summarized the quarter with the following, “It is an understatement to say that this was a significant quarter for our company, our shareholders, and our employees.  First Community is now well positioned to play offense from a position of strength with strong capital, no TARP-CPP funds, excellent credit quality, a diversified revenue model that is working to produce revenue growth and core earnings, and the proven ability to execute a strategic and disciplined growth strategy.  We look forward to a bright future.” First Community Corporation stock trades on the NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina.  First Community Bank operates eleven banking offices located in Lexington, Richland, Newberry and Kershaw counties in addition to First Community Financial Consultants, a financial planning/investment advisory division and Palmetto South Mortgage, a separate mortgage division.

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

###

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousand, except per share data)

	At September 30,		December 31,
	2012	2011	2011

Total Assets	$606,339	$606,884	$593,887
Other short-term investments (1)	9,894	8,522	5,893
Investment Securities	210,734	214,884	206,669
Loans held for sale	8,685	5,195	3,725
Loans	323,534	324,233	324,311
Allowance for Loan Losses	4,695	4,708	4,699
Total Deposits	474,465	473,160	464,585
Securities Sold Under Agreements to Repurchase	15,651	16,927	13,616
Federal Home Loan Bank Advances	38,491	48,724	43,862
Junior Subordinated Debt	17,917	15,464	17,913
Shareholders’ Equity	54,278	46,700	47,896

Book Value Per Common Share	$10.25	$10.77	$11.11
Tangible Book Value Per Common Share	$10.10	$10.53	$10.83
Equity to Assets	8.95%	7.70%	8.06%
Tangible common equity to tangible assets	8.71%	5.74%	6.04%
Loan to Deposit Ratio	70.02%	69.62%	70.61%
Allowance for Loan Losses/Loans	1.45%	1.45%	1.45%

(1) Includes federal funds sold, securities sold under agreements to resell and interest-bearing deposits

Regulatory Ratios:
Leverage Ratio	10.56%	9.10%	9.40%
Tier 1 Capital Ratio	17.94%	14.82%	15.33%
Total Capital Ratio	19.88%	16.07%	17.25%
Tier 1 Regulatory Capital	$63,860	$54,741	$56,207
Total Regulatory Capital	$70,751	$59,371	$60,801

Average Balances:

	Three months ended		Nine months ended
	September 30,		September 30,
	2012	2011	2012	2011

Average Total Assets	$610,020	$606,116	$600,739	$603,983
Average Loans	330,106	325,008	330,262	329,843
Average Earning Assets	563,190	551,919	552,163	550,113
Average Deposits	473,388	469,214	470,653	465,771
Average Other Borrowings	72,460	69,268	72,710	74,485
Average Shareholders’ Equity	58,448	45,037	51,940	43,390

Asset Quality:

	September	June 30,	March 31	December
	30, 2012	2012	2012	31, 2011
Loan Risk Rating by Category (End of Period)
Special Mention	$8,539	$9,917	$8,632	$8,856
Substandard	17,160	16,612	16,807	17,814
Doubtful	—	—	—	—
Pass	306,520	302,740	309,514	301,366
	$332,219	$329,269	$334,953	$328,036

	September	June 30,	March 31	December
	30, 2012	2012	2012	31, 2011
Nonperforming Assets:
Non-accrual loans	$4,923	$4,640	5416	$5,403
Other real estate owned	5,570	4,909	5383	7,351
Accruing loans past due 90 days or more	—	—		25
Total nonperforming assets	$10,493	$9,549	$10,799	$12,779
Accruing trouble debt restructurings	$4,065	$4,081	$3,651	$3,950

	Three months ended		Nine months ended
	September	September	September	September
	30, 2012	30, 2011	30, 2012	30, 2011
Loans charged-off	$180	$377	$472	$1,342
Overdrafts charged-off	9	11	24	26
Loan recoveries	(25)	(16)	(66)	(43)
Overdraft recoveries	(3)	(4)	(10)	(12)
Net Charge-offs	$161	$368	$420	$1,313
Net Charge-offs to Average Loans	0.05%	0.11%	0.13%	0.40%

Post Office Box 64 / Lexington, SC 29071

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended		Three months ended		Three months ended		Nine months ended
	September 30,		June 30,		March 31,		September 30,
	2012	2011	2012	2011	2012	2011	2012	2011
Interest Income	$5,650	$6,382	$5,840	$6,466	$6,044	$6,440	$17,534	$19,288
Interest Expense	1,321	1,754	1,389	1,847	1,535	1,986	4,245	5,587
Net Interest Income	4,329	4,628	4,451	4,619	4,509	4,454	13,289	13,701
Provision for Loan Losses	115	360	71	390	230	360	416	1,110
Net Interest Income After Provision	4,214	4,268	4,380	4,229	4,279	4,094	12,873	12,591
Non-interest Income:
Deposit service charges	395	440	375	478	389	458	1,159	1,376
Mortgage origination fees	1,393	698	877	263	723	191	2,993	1,152
Investment advisory fees and non-deposit commissions	183	218	162	138	147	175	492	531
Gain (loss) on sale of securities	(35)	133	(38)	7	11	134	(62)	274
Gain (loss) on sale of other assets	(22)	(18)	(36)	(44)	50	(47)	(8)	(109)
Fair value gain (loss) adjustment	(20)	(60)	(4)	(129)	(33)	4	(57)	(185)
Other-than-temporary-impairment write-down on securities	—	(50)	—	—	(200)	(4)	(200)	(54)
Loss on early extinguishment of debt	—	(74)	—	—	(121)	—	(121)	(74)
Other	508	401	519	505	497	516	1,524	1,422
Total non-interest income	2,402	1,688	1,855	1,218	1,463	1,427	5,720	4,333
Non-interest Expense:
Salaries and employee benefits	2,874	2,493	2,747	2,196	2,558	2,313	8,179	7,002
Occupancy	352	336	335	308	345	309	1,032	953
Equipment	307	287	283	290	287	281	877	858
Marketing and public relations	73	64	108	126	186	171	367	361
FDIC assessment	117	176	196	250	184	255	497	681
Other real estate expense	173	134	267	158	119	346	559	638
Amortization of intangibles	51	156	51	155	51	155	153	466
Other	876	912	921	944	882	893	2,679	2,749
Total non-interest expense	4,823	4,558	4,908	4,427	4,612	4,723	14,343	13,708
Income before taxes	1,793	1,398	1,327	1,020	1,130	798	4,250	3,216
Income tax expense (benefit)	573	441	399	294	331	228	1,303	963
Net Income	1,220	957	928	726	$799	$570	$2,947	$2,253
Preferred stock dividends	339	167	168	168	169	167	676	502
Net income available to common shareholders	$881	$790	$760	$558	$630	$403	$2,271	$1,751

Per share data:
Net income, basic	$0.19	$0.24	$0.23	$0.17	$0.19	$0.12	$0.60	$0.53
Net income, diluted	$0.19	$0.24	$0.23	$0.17	$0.19	$0.12	$0.60	$0.53

Average number of shares outstanding - basic	4,693,344	3,303,519	3,295,804	3,275,515	3,308,677	3,271,758	3,780,236	3,280,438
Average number of shares outstanding - diluted	4,726,206	3,303,519	3,356,785	3,275,515	3,329,175	3,271,758	3,806,837	3,280,438

Return on average assets	0.57%	0.52%	0.51%	0.39%	0.43%	0.27%	0.50%	0.39%
Return on average common equity	7.18%	9.35%	8.02%	7.31%	6.86%	5.31%	7.35%	7.24%
Retirn on average common tangible equity	7.30%	9.56%	8.22%	7.46%	7.09%	5.45%	7.50%	7.41%
Net Interest Margin (non taxable equivalent)	3.06%	3.36%	3.25%	3.37%	3.34%	3.30%	3.21%	3.33%
Net Interest Margin (taxable equivalent)	3.12%	3.37%	3.30%	3.37%	3.36%	3.30%	3.26%	3.33%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and Rates on Average Interest-Bearing Liabilities

	Three months ended September 30, 2012			Three months ended September 30, 2011
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$330,106	$4,548	5.48%	$325,008	$4,747	5.86%
Securities:	208,769	1,079	2.06%	212,425	1,618	3.06%
Federal funds sold and securities purchased	24,315	23	0.38%	14,486	17	0.47%
Total earning assets	563,190	5,650	3.99%	551,919	6,382	4.64%
Cash and due from banks	8,698			8,397
Premises and equipment	17,394			17,684
Other assets	25,483			32,949
Allowance for loan losses	(4,745)			(4,833)
Total assets	$610,020			$606,116

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$91,778	$37	0.16%	$85,519	$69	0.32%
Money market accounts	53,528	36	0.27%	50,220	54	0.43%
Savings deposits	39,955	13	0.13%	32,275	12	0.15%
Time deposits	195,230	652	1.33%	218,948	979	1.79%
Other borrowings	72,460	583	3.20%	86,280	640	2.98%
Total interest-bearing liabilities	452,951	1,321	1.16%	473,242	1,754	1.49%
Demand deposits	93,098			82,252
Other liabilities	5,723			5,585
Shareholders’ equity	58,448			45,037
Total liabilities and shareholders’ equity	$610,220			$606,116

Cost of funds, including demand deposits			0.96%			1.27%
Net interest spread			2.83%			3.15%
Net interest income/margin		$4,329	3.06%		$4,628	3.36%
Net interest income/margin FTE basis	$94	$4,423	3.12%	$5	$4,633	3.37%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and Rates on Average Interest-Bearing Liabilities

	Nine months ended September 30, 2012			Nine months ended September 30, 2011
	Average	Interest	Yield/	Average	Yield/
	Balance	Earned/Paid	Rate	Balance	Rate
Assets
Earning assets
Loans	$330,263	$13,804	5.58%	$329,843	$14,376	5.83%
Securities:	204,212	3,669	2.40%	204,040	4,854	3.18%
Federal funds sold and securities purchased under agreements to resell	17,688	61	0.46%	16,230	58	0.48%
Total earning assets	552,163	17,534	4.24%	550,113	19,288	4.69%
Cash and due from banks	8,868			7,830
Premises and equipment	17,417			17,818
Other assets	27,032			33,063
Allowance for loan losses	(4,741)			(4,841)
Total assets	$600,739			$603,983
Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$88,815	120	0.18%	$81,710	217	0.36%
Money market accounts	51,932	120	0.31%	48,748	165	0.45%
Savings deposits	38,390	37	0.13%	31,541	38	0.16%
Time deposits	201,601	2,196	1.46%	221,766	3,137	1.89%
Other borrowings	72,710	1,772	3.26%	89,949	2,030	3.02%
Total interest-bearing liabilities	453,448	4,245	1.25%	473,714	5,587	1.58%
Demand deposits	89,915			82,007
Other liabilities	5,436			4,872
Shareholders’ equity	51,940			43,390
Total liabilities and shareholders’ equity	$600,739			$603,983

Cost of funds, including demand deposits			1.04%			1.34%
Net interest spread			2.99%			3.11%
Net interest income/margin		$13,289	3.21%		$13,701	3.33%
Net interest income/margin FTE basis	$190	$13,479	3.26%	$18	$13,719	3.33%